PRESS RELEASE


                          F O R  I M M E D I A T E  R E L E A S E
                          For More Information Contact:
                          Marlin D. Moore, Jr., Chairman of the
                          Board and Chief Executive Officer
                          (205) 345-8800


                    SECURITY FEDERAL BANCORP, INC.
       ANNOUNCES DECLARATION OF SPECIAL CASH DISTRIBUTION


     December 10, 1996 -- Security Federal Bancorp, Inc., Tuscaloosa, Alabama, announced today that its Board of Directors has declared a one-time cash distribution in the amount of $3.00 per share to the holders of the Company's common stock, payable December 27, 1996 to stockholders of record on December 19, 1996, and that it is expected that substantially all of the distribution will qualify as a non-taxable return of capital to stockholders.

     The company has filed a request for a private letter ruling from the Internal Revenue Service regarding the tax effects of the distribution. While the company has not yet received the requested ruling, based on conferences with the staff of the IRS, it is expected that a ruling will be issued within the next few days to the effect that the amount of the distribution attributable to the company's unconsolidated earnings and profits will be treated as a dividend generally taxable as ordinary income but that the full remaining amount of the distribution may be treated as a return of capital. The portion of the distribution which may be treated as a return of capital will be viewed as a reduction in the cost basis of each share and will not be subject to income tax as a dividend to stockholders. The company will announce the issuance of the requested ruling promptly following receipt. It is anticipated that the company will inform its stockholders regarding the portion of the distribution attributable to the company's earnings and profits -
- and therefore subject to taxation -- as soon as practical after December 31, 1996.

     Marlin D. Moore, Chairman of the Board and Chief Executive Officer, stated that "The Board has determined that this special cash distribution represents a wise use of the Company's excess capital that will benefit all of our stockholders, and the Board is pleased to declare and pay the distribution before the end of the calendar year."

     Security Federal Bancorp, Inc. is the holding company for Security Federal Bank, which conducts business through its main office at 2301 University Boulevard, Tuscaloosa, Alabama.